EXHIBIT 12

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(dollars in thousands)

	Nine Months Ended	Year Ended December 31,
	September 30, 2017	2016	2015	2014	2013	2012
Earnings
Income (loss) from continuing operations before provision for income taxes and redeemable noncontrolling interests	$(50,742)	$(57,250)	$310,523	$(40,465)	$(46,949)	$(56,385)
Amount recorded for equity in (earnings) loss of unconsolidated entities	3,580	6,110	6,831	(2,495)	23,404	20,833
Add:
Distributions of earnings from unconsolidated entities	—	—	996	995	—	—
Interest on indebtedness, net of premiums	156,303	199,870	168,834	107,598	133,697	140,066
Amortization of loan costs	10,921	24,097	18,680	7,237	7,772	6,194
Interest component of operating leases	203	343	288	115	341	354
	$120,265	$173,170	$506,152	$72,985	$118,265	$111,062

Fixed charges
Interest on indebtedness, net of premiums	$156,303	$199,870	$168,834	$107,598	$133,697	$140,066
Amortization of loan costs	10,921	24,097	18,680	7,237	7,772	6,194
Interest component of operating leases	203	343	288	115	341	354
Dividends to Class B unit holders	—	2,110	2,813	2,879	2,943	2,943
	$167,427	$226,420	$190,615	$117,829	$144,753	$149,557
Preferred stock dividends
Preferred Series A	$2,539	$3,542	$3,542	$3,542	$3,542	$3,516
Preferred Series D	14,891	20,002	20,002	20,002	20,002	19,869
Preferred Series E	—	6,280	10,418	10,418	10,418	10,417
Preferred Series F	6,637	4,130	—	—	—	—
Preferred Series G	8,573	2,318	—	—	—	—
Preferred Series H	712	—	—	—	—	—
	$33,352	$36,272	$33,962	$33,962	$33,962	$33,802

Combined fixed charges and preferred stock dividends	$200,779	$262,692	$224,577	$151,791	$178,715	$183,359

Ratio of earnings to fixed charges			2.66

Ratio of earnings to combined fixed charges and preferred stock dividends			2.25

Deficit (Fixed charges)	$47,162	$53,250		$44,844	$26,488	$38,495

Deficit (Combined fixed charges and preferred stock dividends)	$80,514	$89,522		$78,806	$60,450	$72,297